------
FORM 4
------                                          U.S. SECURITIES AND EXCHANGE COMMISSION
[ ] Check box if no longer                              WASHINGTON, DC 20549
    subject to Section 16. Form
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    continue. See Instruction 1(b).

          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person(1)|2. Issuer Name and Ticker or Trading Symbol     |6. Relationship of Reporting Person
                                         |                                                 |      to Issuer (Check all applicable)
Ralph G. Kelly                           | Charter Communications, Inc. - CHTR             |           Director        10% Owner
-------------------------------------------------------------------------------------------|     -----            -----
(Last)        (First)       (Middle)     |3. IRS Identification  |  4. Statement for       |      X    Officer (give title below)
                                         |   Number of           |     Month/Year          |     -----
                                         |   Reporting Person,   |                         |           Other (specify below)
c/o Charter Communications, Inc.         |   if an Entity        |  September, 2001        |     -----
                                         |   (Voluntary)         |                         |      Senior Vice President-Treasurer
-----------------------------------------|                       |-------------------------|----------------------------------------
               (Street)                  |                       |  5. If Amendment,       |7. Individual or Joint/Group Filing
                                         |                       |     Date of Original    |   (Check applicable line)
12405 Powerscourt Drive                  |                       |     (Month/Year)        |  X Form Filed by One Reporting Person
                                         |                       |                         | --
-----------------------------------------|-------------------------------------------------|    Form Filed by More than One
(City)          (State)          (Zip)   |                                                 | -- Reporting Person
St. Louis        MO              63131   |                                                 |
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                             TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Security             |2. Transaction| 3. Transaction|4. Securities Acquired (A)| 5. Amount of|6. Owner- |7. Nature
   (Instr. 3)                    |   Date       |    Code       |   or Disposed of (D)     | Securities  |   ship   | of
                                 |              |    (Instr. 8) |   (Instr. 3, 4 and 5)    | Beneficially| Form:    | Indirect
                                 |              |               |                          | Owned at End| Direct   | Bene-
                                 |              |---------------|--------------------------| of Month    | (D) or   | ficial
                                 |              |       |       |        | (A)  |          | (Instr. 3   | Indirect | Owner-
                                 |  (Month/Day/ |       |       |        |  or  |          |   and 4)    | (I)      | ship
                                 |   Year)      |  Code |  V    | Amount | (D)  |  Price   |             |(Instr. 4)|(Instr. 4)
---------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
 Class A Common Stock            |              |       |       |        |      |          |  1,625      |    I     | Custodian
                                 |              |       |       |        |      |          |             |          | for son
                                 |              |       |       |        |      |          |             |          | Christopher
---------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
Class A Common Stock             |              |       |       |        |      |          |  1,625      |    I     | Custodian
                                 |              |       |       |        |      |          |             |          | for
                                 |              |       |       |        |      |          |             |          | daughter
                                 |              |       |       |        |      |          |             |          | Audrey
---------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
Class A Common Stock             |              |       |       |        |      |          | 1,625       |     I    | Custodian
                                 |              |       |       |        |      |          |             |          | for
                                 |              |       |       |        |      |          |             |          | daughter
                                 |              |       |       |        |      |          |             |          | Erin
---------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
Class A Common Stock             |              |       |       |        |      |          | 6,000       |     I    | Co-Trustee
                                 |              |       |       |        |      |          |             |          | for Wife's
                                 |              |       |       |        |      |          |             |          | Trust
---------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
Class A Common Stock             |   9/24/01    | P     |       | 1,000  |  A   | $12.09   | 6,000       |     I    | Co-Trustee
                                 |              |       |       |        |      |          |             |          | for My
                                 |              |       |       |        |      |          |             |          | Trust
---------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                 |              |       |       |        |      |          |             |          |
---------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                 |              |       |       |        |      |          |             |          |
---------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                 |              |       |       |        |      |          |             |          |
---------------------------------|--------------|-------|-------|--------|------|----------|-------------|--------- |---------
                                 |              |       |       |        |      |          |             |          |
-----------------------------------------------------------------------------------------------------------------------------


FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative  | 2. Conver-  |3. Trans- |4. Trans-   |5. Number of      |6.  Date Exer-  |7. Title and Amount |8. Price
   Security             |    sion or  |   action |   action   |   Derivative     |    cisable and |   of Underlying    |   of
   (Instr. 3)           |    Exercise |   Date   |   Code     |   Securities Ac- |    Expiration  |   Securities       |   Deriv-
                        |    Price of |  (Month/ |  (Instr. 8)|   quired (A) or  |    Date        |   (Instr. 3 and 4) |   ative
                        |    Deriv-   |   Day/   |            |   Disposed of (D)|    (Month/Day/ |                    |   Secur-
                        |    ative    |   Year)  |            |   (Instr. 3, 4,  |    Year)       |                    |   ity
                        |    Security |          |            |   and 5)         |                |                    |  (Instr. 5)
                        |             |          |            |                  |-------------------------------------|
                        |             |          |            |                  |Date   |Expira- |        | Amount or |
                        |             |          |-------------------------------|Exer-  |tion    |  Title | Number of |
                        |             |          |  Code |V   | (A)    |(D)      |cisable|Date    |        | Shares    |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------
9. Number of      |    10. Ownership       |       11. Nature of
   Derivative     |        Form of         |           Indirect
   Securities     |        Derivative      |           Beneficial
   Beneficially   |        Security:       |           Ownership
   Owned at End   |        Direct (D)      |           (Instr. 4)
   of Month       |        or Indirect (I) |
   (Instr. 4)     |        (Instr. 4)      |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
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                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
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                  |                        |
--------------------------------------------------------------------------
Explanation of Responses:


                                                                                          /s/ RALPH G. KELLY                9/27/01
                                                                                          --------------------------------  -------
                                                                                          Signature of Reporting Person(1)    Date

(1) Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



  Note: File three copies of this form, one of which must be manually signed.
If space provided is insufficient, see Instruction 6 for procedure.


                                                                                                             Page 2

                           (Print or Type Responses)